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                                                                   EXHIBIT 10.24

                                    AGREEMENT


This Agreement, dated as of January 1, 1999, is made between Satellite Services, Inc., and Wink Communications, Inc., with regard to the interactive programming service currently known as "Wink," whether in its current form or any form modified in the future (the "Wink Service"). The parties hereto agree as follows:

1. Wink will be deployed on CPT-2200 set top boxes in Elmhurst, IL and Lansing, MI by August 1, 1999, provided that such systems are acquired by TCI Communications, Inc., by June 1, 1999.

2. The term of this agreement shall commence January 1, 1999, and expire December 31, 2001, but may be terminated by SSI upon thirty days prior written notice to Wink. This Agreement shall be subject to approval by AT&T or its designee.

3. Wink will waive all deployment costs, and will take all steps and incur all costs to deliver all software, hardware, and ancillary data to each system headend.

4. Wink will pay SSI revenue on each Wink transaction generated per the attached Schedule A which will be subject to a term-by-term, size-based, unconditional MFN against any other party distributing the Wink service.

5. Wink will waive all server and engine software license fees. Wink will also provide hardware at no cost to SSI. SSI shall not be obligated to pay any fees with respect to deployment of Wink.

6. Wink will idemnify and hold harmless Telecommunications, Inc., TCI Communications, Inc., SSI, and each of their respective affiliates and related companies, including without limitation each such entities' directors, employees, officers, and agents, against any and all claims, costs, or causes of action arising directly or indirectly out of the use and delivery of the Wink service, including without limitation, the content of the Wink service, software or hardware used for the deployment or use of the Wink service, and the sale of products or services on the Wink service.

7. The terms of this Agreement shall be kept confidential by the parties, and shall not be disclosed by either party except with the prior written approval of the non-disclosing party. ANY PRESS RELEASE OR PUBLIC DISCLOSURE RELATING TO THE AGREEMENT SHALL BE MORALLY APPROVAL BY THE PARTIES.

Wink Communications, Inc.               Satellite Services, Inc.

By:                                     By:
        Maggie Wilderotter
        President & CEO